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                                                                    Exhibit 99.3

                                      [TOP]

                             BOSTON PROPERTIES, INC.

Bank Boston, N.A.
c/o EquiServe
P.O. Box 8040
Boston, MA 02266-8040

                                    Form of
        Dividend Reinvestment and Stock Purchase Plan Authorization Form


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NOTE:   This is not a proxy.
Please mark [X] the appropriate box to enroll or change your current plan option. DO NOT RETURN THIS CARD UNLESS YOU HAVE
SELECTED ONE OF THE FOLLOWING OPTIONS:

[ ] Full Dividend Reinvestment - I wish to reinvest all dividends for the account. I may also make optional cash payments of a minimum of $100 to a maximum of $25,000 per quarter.

[ ]  Partial Dividend Reinvestment - I wish to receive cash dividends on
     _________ shares and to reinvest my cash dividends on the remainder of any shares for this account. I may also make optional cash payments.

[ ] Optional Cash Only - I wish to make only optional cash payments to the Plan. I will receive a dividend check for all shares so purchased.

[ ]  Optional Cash Payment Enclosed


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Signature(s) of Registered Owner(s) - All
registered owners MUST sign


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Date

PLEASE READ CAREFULLY BEFORE SIGNING.  TEAR ALONG PERFORATION
AND RETURN THE TOP PORTION TO EQUISERVE IN THE ENVELOPE
PROVIDED.  KEEP THE BOTTOM PORTION FOR YOUR REFERENCE.
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                                    [BOTTOM]

                 INVESTMENT OPTIONS FOR BOSTON PROPERTIES, INC.
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


FULL DIVIDEND REINVESTMENT - The dividends on all Boston Properties, Inc. shares for this account as well as dividends on shares credited to your account under the Plan will be invested to purchase additional shares. You may also invest by making optional cash payments of at least $100 up to a maximum of $25,000 per quarter.

PARTIAL DIVIDEND REINVESTMENT - The dividends on less than all Boston Properties, Inc. shares held by you may be reinvested in the Plan. For example, if you own 300 shares and want to receive cash dividends on 100 shares, check off the "Partial Dividend Reinvestment" box and write 100 on the blank line. (The cash dividends you wish to receive must be on full shares.) Dividends on the remaining 200 shares will be reinvested to purchase additional shares. You may also invest by making optional cash payments of at least $100 to a maximum of $25,000 per quarter.

OPTIONAL CASH ONLY - You may make optional payments of at least $100 to a maximum of $25,000 per quarter without reinvesting dividends on the shares you hold. Any shares purchased through optional payments will be credited to your account under the Plan. Dividends on all Boston Properties, Inc. shares credited to your account under the Plan will be paid to you in cash automatically. Optional Payments must be received by the plan administrator as defined in the Plan Prospectus.

QUESTION 8 - If you have any questions, please write to Boston Properties, Inc. at BankBoston, N.A., c/o EquiServe at P.O. Box 8040, Boston, MA 02266-8040 or call 1-888 [To Be Determined].

     Your participation in the Plan is subject to the terms set forth in the accompanying Prospectus. You may terminate participation in the Plan at any time by written notice to BankBoston, N.A., c/o EquiServe, Dividend Reinvestment Plan, P.O. Box 8040, Boston, MA 02268-8040.

Do not return this form unless you intend to participate in the Plan since this form authorized BankBoston, N.A. to enroll your account in the Plan. If this form is signed but no box checked, you will be enrolled in the Plan under the Full Dividend Reinvestment option.

Return to:
BankBoston, N.A.
c/o EquiServe
P.O. Box 8040
Boston, MA 02266-8040

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